Exhibit 10.1

ZYMEWORKS INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made by and between Mr. Kenneth Galbraith (“Employee”), Zymeworks BC Inc. (formerly named Zymeworks Inc.), a corporation registered in the Province of British Columbia (the “Company”) and, solely with respect to Section 2 hereof, Zymeworks Management Inc. (“ZMI”) (the “Parties”) on the date set forth below.

WHEREAS, Employee and the Company entered into an Employment Agreement dated January 5, 2022 (the “Employment Agreement”); and

WHEREAS, the Company and Employee have agreed to amend certain provisions of the Employment Agreement, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the Parties agree that the Employment Agreement is hereby amended as follows:

1. The Employment Agreement is hereby amended as follows:

A. Section 3.6, “Expenses” is amended to extend the period for reimbursement of the reasonable airfare and lodging expenses referenced in the second sentence of such Section 3.6 by replacing the reference to the year “2023” in such second sentence with “2024”.

B. Section 3.14, “Relocation Expenses” is amended to read as follows:

“Relocation Expenses. If, on or before July 15, 2024, the Employee relocates to Vancouver, BC or Seattle, WA (the date of such relocation, the “Relocation Date”), the Company will pay or otherwise reimburse the Employee up to a maximum gross amount of $300,000 (USD) for the reasonable moving expenses incurred by the Employee and his immediate family for their relocation from the Employee’s primary residence to the Vancouver, BC or Seattle, WA area. All reimbursement requests made pursuant to this section must be submitted in accordance with the Company’s reimbursement policy, including appropriate substantiation for any such requests, and will be grossed-up for the impact of any taxable withholding related to such reimbursement. The total amount reimbursed shall be repayable, in full, to the Company if the Employee’s employment with the Company terminates for any reason, including by resignation, within three (3) years following the Effective Date.”

C. Section 3.15, “Temporary Housing” is amended to read as follows:

“Temporary Housing. During the term of Employee’s employment with the Company through the earlier of (i) the Relocation Date or (ii) July 15, 2024, the Company will secure temporary housing for the Employee in Vancouver, BC, and pay directly the rental costs for such temporary housing, grossed up for applicable tax withholding.”

2. Employer of Record; Payroll and Tax Obligations. ZMI will be Employee’s employer of record. Employee agrees that ZMI becoming or continuing to be Employee’s employer of record is not grounds for Employee’s resignation for “good reason” (or similar term) under any contract with the Company or any parent, subsidiary or affiliate of the Company. ZMI hereby assumes responsibility to fulfill all of the Company’s U.K. payroll administration and reporting obligations, income, employment and other applicable tax withholding and reporting obligations, and related obligations, in each case, relating to compensation and benefits paid or provided to Employee (or Employee’s beneficiaries and/or dependents, as applicable), arising from or related to Employee’s employment with the Company, ZMI or any member of the Zymeworks Inc., a Delaware corporation and parent of the Company and ZMI, controlled group of companies, whether under this Agreement or otherwise, effective from January 15, 2022.

3. Full Force and Effect. To the extent not expressly amended hereby, the Employment Agreement shall remain in full force and effect.

4. Entire Agreement. This Amendment and the Employment Agreement (and any other documents referenced therein) constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.

5. Successors and Assigns. This Amendment and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns, and legal representatives.

6. Governing Law. This Agreement will be governed by and construed, enforced and interpreted non-exclusively in accordance with the laws of England and Wales, except as specified in Article 5.3 of the Employment Agreement.

(signature page follows)

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date set forth below.

EMPLOYEE		ZYMEWORKS BC INC.

By:	/s/ Kenneth Galbraith	By:	/s/ Neil Klompas
Name:	Kenneth Galbraith	Name:	Neil Klompas
Date:	December 30, 2022	Title:	President and Chief Operating Officer

		Date:	December 30, 2022

ZYMEWORKS MANAGEMENT INC.
(executing solely with respect to Section 2 of this Amendment)

By:	/s/ Neil Klompas
Name:	Neil Klompas
Title:	Chief Operating Officer

Date:	December 30, 2022